Exhibit (a)(6)(A)

NOTICE OF CONFIDENTIALITY

Robbins Geller
Rudman & Dowd LLP

Boca Raton
Chicago
Manhattan

Melville
Nashville
Philadelphia

San Diego
San Francisco
Washington, DC

David T. Wissbroecker
dwissbroecker@rgrdlaw.com

June 22, 2020

VIA HAND DELIVERY

Board of Directors
Portola Pharmaceuticals, Inc.
c/o Registered Agent Solutions, Inc.
9 E. Loockerman Street, Suite 311
Dover, DE 19901

Re: *Demand for Inspection of Books and Records of Portola Pharmaceuticals, Inc. Pursuant to 8 Del. C. §220*

Dear Members of the Board of Directors:

Robbins Geller Rudman & Dowd LLP ("Robbins Geller") represents Zhiqiang Han (the "Stockholder"), a beneficial holder of shares of common stock in Portola Pharmaceuticals, Inc. ("Portola" or the "Company"), a Delaware corporation. Enclosed herewith is a true and correct copy of a recent brokerage statement confirming that the Stockholder is a stockholder, as well as a power of attorney authorizing Robbins Geller to make this demand on behalf of the Stockholder. Also enclosed is a verification by the Stockholder confirming under oath that the statements in this letter are true and correct to the best of his knowledge, information, and belief.

This demand arises out of the decision of the Portola board of directors (the "Board") to agree to the Agreement and Plan of Merger, dated as of May 5, 2020 (the "Merger Agreement"), by and among Alexion Pharmaceuticals, Inc. and its affiliates (collectively, "Alexion"), with Portola stockholders to receive $18 in cash for each share of Portola stock that they own (the "Acquisition").

It appears that the Merger Agreement and the Acquisition are the product of breaches of fiduciary duty by members of the Board and/or Company management. As discussed further below, the Stockholder seeks to investigate the events leading to the Acquisition in order to determine whether it is appropriate to pursue litigation against all or some members of the Board and/or Company management or others based on the apparent wrongdoing in connection with the Acquisition. The Stockholder also seeks to investigate the independence and disinterestedness of the directors generally and with respect to the Acquisition.

655 West Broadway Suite 1900 San Diego, CA 92101 Tel 619 231 1058 Fax 619 231 7423 rgrdlaw.com

Robbins Geller Rudman& Dowd LLP Board of Directors Portola Pharmaceuticals, Inc. June 22, 2020 Page 2 Pursuant to Section 220 of the Delaware General Corporation Law ("§220"), the Stockholder hereby demands the right (by his attomeys, consultants, or other agents), during the usual hours of business, to inspect the following books and records of the Company and to make copies or extracts therefrom. Corporate Books and Records I. Copies of the books and records provided to the individuals who drafted the recommendation statement on Schedule 1 40-9 disseminated to Portola stockholders on May 27, 2020, and any amendment thereto (the "140-9"), in connection with the drafting of the 1 4D-9, or referred to by those indi vidual s in connect ion with the drafting of the 140-9, including all correspondence described in the 1 40-9; 2. versions or Minutes of meetings of the Board or any committee thereof since Apri I I , 2019 (final the most recent draft where fina l versions are not available), together with any attachments, presentations, rep01ts, or other materials provided to Board members in preparation for or reviewed at those meetings, relating to the Merger Agreement, the Acquisition, or any other strategic transactions/altematives; 1 3. Any indications of interest, term sheets, draft acquisition agreements, draft licensing agreements, or simi lar offers relating to the Company or any division thereof, together with any presentations or materials in support of such offers, provided to the Company by Alexion, the "potentia ll y interested party" referenced on page 17 of the 14D-9, or any other potential acquirors or partners of the Company since April l , 2019; 4. Financial projections provided by the Company to Centerview Partners LLC ("Centerview") since April I,201 9; 5. Presentations or memoranda prepared by Centerv iew or any other financial advisors, before or after they were officially engaged, and provided to the Board or the Company's named executive officers since Apri l I, 2019, regarding the Acquisition and/or consideration of strategic All references to "strategic transactions" or "strategic alternatives" in this l ener refer not only to alternative proposals for the acquisit i on of the Company but also other potential strategic avenues, including, but not limited to, any spinoff of the Company's businesses, sales of certain business lines, acquisitions of other companies by the Company, financing transactions, licensing partnerships, collaborations, or any other potential busin ess strategies to be pursued by the Company.

Robbins Geller Rudman&Dowd LLP Board of Directors Portola Pharmaceuticals. Inc. J une 22. 2020 Page 3 alternatives, including but not limited to any materials presented or provided on or about February 28, March 6. March 16, March 27, March 30, April29, or May 4, 2020; 6. The presentations, memoranda, or other written materials prov ided to the Board or otherwi se used by management in connecti on with management's presenta tions to or meetings with the Board on or about March 27 or Apri l 27, 2020, as described in the 1 40-9; 7. Month l y, quarterly and/or other periodic financial summaries provided to the Board or any committee thereof in connect ion with meetings held since April I , 2019 concerning the Company's historical and projected financial performance; 8. Books and records sufficient to show the interests, financial or otherwise, of any director or officer of the Compan y in the Acq ui sition or any st rategic alternative, i ncluding with respect to potential post-acquisition employment. consult i ng. equity rollover, profits interest, or other side agreements; 9. Any materials created, modified. or provided to the Board or any committee thereof since April I , 2019 concerning the i ndependence or non-independence of any director, including a n y disclosure questionnaires and any books and records relating to appointment of directors to serve on any committee of the Board; I 0. All books and records reflect ing communications between and among any of Scott Garland, Mardi Dier, Centerview, A lexion, RBC Ca pital Markets, LLC, and the "potentially interested party,'' including notes, calendar entries, and electronic commun icat ions2 regard ing the Acquisition or any other potent ial strategic alternatives involving the Company, including with respect to potent i al post-acquisit ion employment, equity rollover, consult i ng, profits interests, or other side agreements, or any offers or proposals for Porto l a; 2 To be clear. this includes e-ma ils and text messages of directors or officers, whether or not stored on the Company's servers. See. e.g., KT-1 Partners LLC v. Palantir Techs., 203 A.3d 738, 752-58 (Del. 2019); Inter-Local Pension Fund GCCI IBT v. Calgon Carbon Corp., 2019 WL 41 1537, at *1 7-*18 (Del. Ch.J an. 25, 2019); Schnalter v. Papa John's /nt "/. Inc., 2019 WL 194634, at *16 (Del. Ch. Jan. 15, 2019); La1·in v. West Corp., 2017 WL 6728702, at *14 (Del. Ch. Dec. 29. 2017): .Hehta v. 1\aa:.ing Corp., 2017 WL 4334150, at *8 (Del. Ch. Sept. 29.2017); Rodgers v. Cypress Semiconductor Corp..2017 \VL 1380621 , at *8 (Del. Ch. Apr. 17, 2017); Amalgamated Bank v. >'ahoo! Inc., 132 A.3d 752, 790-94 (Del. Ch. 201 6).

Robbins Geller
Rudman & Dowd LLP

Board of Directors
Portola Pharmaceuticals, Inc.
June 22, 2020
Page 4

11. Copies of all confidentiality agreements between the Company and any potential acquiror or licensing or collaboration partner of the Company;

12. Copies of all engagement letter agreements between the Company and Centerview, and any amendments, supplements, or attachments thereto; and

13. All documents produced to any other stockholder or their counsel in response to a demand pursuant to §220 or in connection with any stockholder litigation that relates to the Acquisition, as well as transcripts of any depositions of the Company's officers or directors taken in connection with any such litigation.

Purpose. The Stockholder has serious concerns about the conduct that led to the Acquisition and about the fairness of the consideration being offered to the Company's public stockholders. In particular, it appears from the public information that the Acquisition was driven by the self-interests of the Company's directors and/or officers and Centerview, and that the Company's disclosures to stockholders about the Acquisition are materially incomplete and/or misleading.

Portola develops and commercializes novel therapeutics in the areas of thrombosis, and other hematologic disorders and inflammation in Europe and the United States. Its lead product Andexxa, is used to treat uncontrolled bleeding in people who take medicines that help prevent blood clots (e.g. Xarelto & Eliquis). It is marketed as Ondexxya in Europe. Portola also offers the product Bevyxxa, which is used to prevent blood clots in adults who have a serious illness and decreased mobility.

The thrombosis drug market is expected to grow at a compound annual growth rate ("CAGR") of 9.5% through 2024. Of this market, the factor Xa inhibitor segment, in which Portola operates, is expected to grow at the highest CAGR. Geographically speaking, Asia Pacific is expected to grow at the fastest rate due to an increase in cardiovascular disease. However, North America and Europe will control the largest market shares.

The sale of Portola to Alexion appears to be the product of COVID-19 pandemic-driven fear by the Portola Board despite the confidence Portola management demonstrated in the Company's long-term prospects. After abandoning efforts to secure a licensing partner in the EU for Ondexxya, the Board took the opportunity presented by the COVID-19 pandemic to push Portola into a sale to Alexion. The Board did so despite knowing that the consideration offered by Alexion vastly undervalued the Company in relation to its Long Range Plan (the "LRP"). To justify the low deal price, the Board directed management to make drastic downward revisions to the LRP that were even more aggressive than those suggested by Centerview, the Board's financial advisor. And the Board attempted to justify the revisions by citing short-term concerns caused by the COVID-19 pandemic, even though the revisions infect every year of the 12-year LRP. And while management complied

Robbins Geller
Rudman & Dowd LLP

Board of Directors
Portola Pharmaceuticals, Inc.
June 22, 2020
Page 5

with the Board's directive, its lead members chose to roll over their non-stock equity holdings in Portola into equity holdings in Alexion, demonstrating their disagreement with the Board's pessimism for Portola.

In the second and third quarters of 2019, Portola was in discussions with potential strategic partners for an EU license of Ondexxya. Alexion was among these entities. In September 2019, the Board decided to abandon this process for undisclosed reasons.

These discussions prompted interest from Alexion in a potential acquisition of Portola. Alexion initially suggested interest in a broader collaboration, but switched focus on December 13, 2019, when Alexion's CFO sent a letter to Garland requesting merger discussions.

On January 9, 2020, Portola reported lower than expected revenues for Q4 2019, driving down its stock price from $24.74 to $14.76 per share.

Portola management met in person with Alexion management at the J.P. Morgan Healthcare Conference three days later, on January 12, 2020. Alexion's CEO Dr. Hantson expressed continuing interest in an EU license for Ondexxya. Garland told Hantson that Portola was no longer interested in licensing Ondexxya but was open to broader discussions.

In late January 2020, news of COVID-19 and the potential for a pandemic began to cause turmoil in the stock market. Portola was not spared. Its stock price declined to $10.17 after the CDC issued warnings to U.S. citizens. From March 18, 2020 to May 4, 2020, the day the Merger was announced, Portola stock traded in a range between $6.41 to $7.76, consistent with the overall market downturn as Americans sheltered in place.

On February 27, 2020, Alexion made an offer to buy Portola for $18 per share. In response, the Board agreed to conduct a limited process that included reaching out to just one other potential buyer, and not any of the potential counterparties that had been included in licensing discussions for Ondexxya. The single outreach did not produce a competitive process.

Alexion's initial offer significantly undervalued Portola based on its LRP, which had been prepared by management after Portola's disappointing Q4 2019 results. The Board's financial advisor, Centerview, assessed Portola's value under the LRP at $21.70–$28.05 per share as of March 6, 2020. Centerview's assessment assumed a near-term equity raise and no license for Onxdexxya. Realizing it would be unable to justify a sale to Alexion based on the LRP, the Board directed management to reassess the LRP "in light of the COVID-19 pandemic and the Company's financial performance to date." The Board did so without any specific data justifying a downward revision,

Robbins Geller Rudman& Dowd LLP Board of Directors Portola Pharmaceuticals, Inc. June 22, 2020 Page 6 and before the World Health Organization's ("WHO") declaration of a pandemic and the imposition of any restrictions in the U.S.3 On March 27, 2020, Centerview provided the Board with an updated valuation of Porto la based on undisclosed downward adjustments to the LRP. Centerview assessed the value of Portola at $18.70-$24.65. Since this range was still above Alexion's offer price, the Board directed management to undertake further revisions to the LRP to measure up "against Al exion's in terest in a potential transaction at $1 8.00 per Share." After Alexion made it clear on April I , 2020, that $18 per share was its best and final offer, further, unjustified revisions were made to the LRP. On April 27, 2020, management delivered an updated LRP that yielded a range of values for Portola of$13.90-$19.00 per share. The justifications provided to shareholders in the 140-9 are generic "risks and uncertainty to Portola's business as a result of the COYID-19 pandemic." The 1 40-9 does expand on certain near-term justifications for the downward revisions that theoretically could be supported with actual data, although no such data is disclosed. ln a section titled "COYlD-1 91mpact on Product Commercialization and Development," the 14D-91ists several near term impacts on Portola: (i) no in-person customer meetings for Portola sales representatives; (ii) patient reluctance to "make additional clinical trial visits or visit a healthcare provider"; (iii) a decrease in interactions with customers, suppliers, vendors, manufacturers and collaboration partners because of current restrictions; and (iv) "delays in cl inical trial enrollments" and "interactions with and responses from governmental authorit ies." The description also includes completely unsupportable assumptions, such as the notion that "intracerebral hemorrhages and bleedings" that require Andexxa would decline due to COYlD-19. In fact, Andexxa's use may actually increase due to the pandemic because of the prevalence of blood clots in pandem ic v ictims, who could require Andexxa to counteract the effect of blood th inners used to treat blood clots. Even if these downward revisions could be supported for the near term, there is no justification provided for the long term impact reflected in the revised LRP. The revisions to the LRP are not just The 140-9 states that the Board met on March 16, 2020 to discuss "the effects of the COYID-19 pandemic on Portola's business," including "sh i fting priorities of hospital resources and staff' and "suppl y chain issues," but because this meeting took place prior to the pandemic taking hold in the US, it is unlikely that Portola had any data to justify specific revisions to the LRP at this time.

Robbins Geller Rudman& Dowd LLP Board of Directors POiiola Pharmaceuticals, Inc. June 22, 2020 Page 7 near term , and not just flow-through from near-term impact. The revised LRP contains systematic downward revisions throughout the projection period that essentially cut Portola's anticipated revenues in half. The rev i sed LRP also assumes an "out-license to a third party [for] ex-U.S. rights to Andexxa·' despite the Board's decision to abandon those efforts in September 2019. Thus the revised LRP appears to bear no relation to Portola's actua l stand-alone plan and prospects. Centerview del i vered its fairness opinion based on the revised LRP on May 4, 2020, and the Board agreed to accept Alexion's $18 per share offer even though it undervalues the Company. The 140-9 essent ially concedes that Centerview's fairness opin ion was flawed. The fairness opinion relied on a DCF output of$1 3.90-$19.00, based in part on the assumption that Portola would incur indebtedness from the licensing agreement for Andexxa but wou ld see not positive impact to its unlevered cash flows ("Methodology I "). Centerview subsequently had to reassess this assumption under two alternate scenarios. The first assumed less debt bu t st i ll no cash flow ("Methodology 2"), which raised the DCF range to $14.90-$19.95. The second, the only logical scenario, treated the royalty agreements "[n]ot as indebtedness, but as a royalty expense ... appl ying the applicable roya l ty rates in the underlying agreement to Andexxa's projected revenues" ("Methodology 3'}Methodology 3 resulted in a materially higher DCF range of $15.35-$20.35. Process issues revea l divergent views on value between the Board and management. The Board directed the rev i sions to the LRJ', and turned down an offer from Alexion for $20 per share because it contained a CYR component for full approval of Andexxa even though management had a "high degree of confidence that the proposed CVR milestone would be achieved." COYID-1 9 was cited as a basis for rejecting that offer. Management, on the other hand, was apparentl y much more confident in the Company's long- term prospects. Rather than cash out their in-the-money stock options, RSU's and PSU 's, management agreed to roll over these in terests into Alexion. These equity interests were material and far in excess of the consideration received for their Portola common stock:

Robbins Geller
Rudman & Dowd LLP

Board of Directors
Portola Pharmaceuticals, Inc.
June 22, 2020
Page 8

Name	Shares Underlying Vested In-the-Money Options (#)(1)	Value of Vested In-the-Money Options ($)(2)	Shares Underlying Accelerated In-the-Money Options (#)(3)	Value of Accelerated In-the-Money Options ($)(4)	Shares Underlying Portola Cash-Out RSUs (#)(5)	Value of Portola Cash-Out RSUs ($)(6)	Total Value ($)(7)
Scott Garland	12,500	65,125.00	287,500	1,497,875.00	0	—	1,563,000.00
Mardi C. Dier	4,062	21,163.02	93,438	486,811.98	0	—	507,975.00
John B. Moriarty, Jr., J.D.	4,062	21,163.02	93,438	486,811.98	0	—	507,975.00
Ernie W. Meyer	4,062	21,163.02	93,438	486,811.98	0	—	507,975.00
Sheldon L. Koenig	4,062	21,163.02	93,438	486,811.98	0	—	507,975.00
Glenn P. Brame	4,062	21,163.02	93,438	486,811.98	0	—	507,975.00
Rajiv Patni, M.D.	0	—	125,000	986,250.00	0	—	986,250.00
Jeffrey W. Bird, M.D., Ph.D.	0	—	0	—	0	—	—
H. Ward Wolff	10,520	115,720.00	0	—	0	—	115,720.00
Hollings C. Renton	0	—	0	—	0	—	—
John H. Johnson	0	—	0	—	0	—	—
Laura Brege	0	—	0	—	0	—	—
Dennis Fenton, Ph.D.	0	—	0	—	0	—	—
David C. Stump, M.D.	0	—	0	—	0	—	—
Ted W. Love, M.D.	0	—	0	—	8,294	149,292.00	149,292.00
All of our current executive officers and non-employee directors as a group (15 persons)	43,330	$ 286,660.10	879,690	$ 4,918,184.90	8,294	$ 149,292.00	$ 5,354,137.00

Name of Executive Officer or Director	Number of Shares Beneficially Owned(1)	Implied Cash Consideration for Shares
Scott Garland	24,529	441,522.00
Mardi C. Dier	39,563	712,134.00
John B. Moriarty, Jr. J.D.	12,893	232,074.00
Ernie W. Meyer	9,541	171,738.00
Sheldon L. Koenig	5,075	91,350.00
Glenn P. Brame	7,651	137,718.00
Rajiv Patni, M.D.	0	0
Jeffrey W. Bird, M.D., Ph.D.	527,172	9,489,096.00
H. Ward Wolff	17,960	323,280.00
Hollings C. Renton	16,020	288,360.00
John H. Johnson	13,194	237,492.00
Laura Brege	13,194	237,492.00
Dennis Fenton, Ph.D.	13,194	237,492.00
David C. Stump, M.D.	13,194	237,492.00
Ted W. Love, M.D.	0	441,522.00
All of our current executive officers and non-employee directors as a group (15 persons)	713,180	12,837,240.00

The Board, consistent with their negative views on long-term value, are cashing out all their equity interests.

Although not required at this stage to overcome any ratification defense that might ultimately be offered on the merits, the Stockholder has identified several disclosure issues that appear to preclude Portola stockholders from making an informed decision about the Acquisition. These include: (i) the reasons why licensing discussions for Ondexxya were abandoned, especially in light of the fact that the revised LRP assumes such a license; (ii) the nature, timing, and general content of

Robbins Geller Rudman& Dowd LLP Board of Directors Portola Pharmaceuticals, Inc. June 22, 2020 Page 9 discussions concern ing management rollovers; (iii ) the specific bases, i f any, for downward revisions to LRP.4 The Stockholder seeks inspection of books and records in order to ascertain the material facts about each of these issues, and how they impacted the Acquisition and the process that Jed to it. Based on the public informat ion, however, the Stockho lder has more than a credible basis to suspect wrongdoing in connection with the Acqui sit ion, and that the 140-9 om its material in format ion. The inf01mation sought pursuant to this §220 demand wi ll provide the Stockholder with the necessary informat ion to determ ine \Vhether wrongdoing or mismanagement has taken place such that it would be appropriate to initiate litigation against the Board (and any officers who may have breached their duties to stockholders), and to investigate the independence and disinterestedness of the d irectors generally and with respect to the Acquisition. See, e.g., CM & M Grp., Inc. v. Carroll, 453 A.2d 788, 792 (Del. 1982) ("[T)he valuation of one's shares i s a proper purpose for the inspection of corporate books and records."); Seinfeld v. Verizon Comme 'ns, Inc., 909 A.2d 117, 121 (Del. 2006) ("It is well established that a stockholder's desire to in vest i gate wrongdoing or mismanagement i s a 'proper pu rpose."'); Amalgamated Bank , 1 32 A.3d at 784 ("Another purpose for using Section 220 is to invest igate questions of director disinterestedness and independence."); accord Lavin, 2017 WL 6728702, at * II-*13 (findi ng investigation of potential wrongdoing in connect ion with sa le of company and of director independence in connection with sale to be proper purposes). We wi ll agree to a reasonable confident iality agreement i n order to review the in format ion requested in this letter. To be clear, the Stockholder has not prov id ed an exhaustive l ist of disclosure v iolations, in part because the Stockhol der is not required to prove the existen ce of a disclosure viol ati on i n order to inspect books and records. Lavin, 2017 WL 6728702, at * I ("I reject, as a matter of l aw, West 's argume nt that Corwin will stand as an imped im ent to an otherwise properly supported demand for inspection under Secti on 220. Any contrary fi nd i n g wou l d in vite defendants improperly to draw the court into adju dicating merits defenses to potent ia l underlying claims in order to defeat otherwise properly supported Section 220 demands. Equally compellin g, the Court should not (and will not here) prematu rel y adjud icate a C01win defense when to do so might deprive a putat i ve stockhold er plai nt i ff of the abi lity to use Secti on 220 as a means to enhance the quality of his pleading in a circumstance where precise pl eading, under our J aw, is at a premium."); see also id. at *7-* I I; accord Calgon, 2019 WL 41 1 537, at *15 ("For the reasons addressed exh austivel y i n Lavin , I agree that Corwin is a merits defense that may not bar Secti on 220 clai ms. I also do not read Lavin to tum on whether a Section 220 demand includes an investigation of disclosure claims as a professed purpose."). The Stockholder reserves th e ri ght to raise other issues in the event of l itigation or otherwise.

Robbins Geller Rudman& Dowd LLP Board of Directors Portola Pharmaceuticals, Inc. June 22, 2020 Page 10 Please respond to th i s demand within five business days pursuant to §220(c). We intend to seek judicial rel ief promptly in the event thi s demand is not com plied with. DAVID T. W ISSBROECKER cc: Brett M iddleton

VERIFICATION AND AUTHORIZATION STATE OF MASSACHUSETTS ) ) ) ss: COUNTY OF MIDDLESEX I,Zhiqiang Han, being duly sworn, depose and say that I am a stockholder of Portola Phannaceuticals, Inc., as evidenced by my brokerage statement, a true and correct copy of which is enclosed herewith. I have read a substantially fmal form of the inspection demand letter made pursuant to §220 of the Delaware General Corporation Law addressed to the Board of Directors of Portola Pharmaceuticals, Inc., and the facts and statements in that inspection demand are true and correct to the best of my knowledge, information, and belief. I declare under penalty of perjury that the foregoing statements are true and correct. Zhiqiang Han SWORN TO AND SUBSCRIBED before me, a Notary Public in the State and County aforesaid, this 1:\-day of J une, 2020. NOTARY PUBLIC

LIMITED POWER OF ATTORNEY STATE OF MASSACHUSETIS ) ) ) ss: COUNTY OF MIDDLESEX KNOW ALL PERSONS BY THESE PRESENTS, that I, Zhiqiang Han, do hereby make, constitute and appoint the law firm of Robbins Geller Rudman & Dowd LLP, and any persons designated by the firm, to act as my true and lawful attorneys in fact, in my name, place and stead, in all matters regarding the examination of books and records of Portola Phannaceuticals, Inc., giving and granting unto said attorneys full power to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in and without the premises, as fully, to all intents and purposes as it might or could do, with full power of substitution and revocation, hereby ratifying and confirming all that my attorneys or the substitute shall lawfully do or cause to be done. I declare under penalty of pe ury that the foregoing statements are true and correct. Zhiqiang Han SWORN TO AND SUBSCRIBED before me, a Notary Public in the State and County aforesaid, this 1lday of June, 2020. NOTARY PUBLIC

INVESTMENT REPORT May 1, 2020.May 31, 2020 Your Portfolio Value: Portfolio Change from Last Period: Envelope# BJLTRFBBBCDHN -JINGWANG ZHIQIANG HAN Beginning Portfolio Value Additions Subtractions Transaction Costs. Fees & Charges Change in Investment Value • Ending Portfolio Value •• Accrued Interest (AI) Ending Portfoilo Value inc.l AI Conlacllnformailon Onhne FASTSM.Automated Telephone Customer Service Fidelity.com (800) 544-5555 (800) 544-6666 Reflects approciatJon or depreciaoon of your holdings due to price changes. tronsactions from Other ActiVIty In or Out and MufiH:urrency transacDons.plus any dlstnbu&on and income earned during the statement penod. &eludes unpriccd secunties. ::: l<l Ol en "' "z'' :r 0 u "' a: al I w u, a: :: /llokentge set"'"'" pmvodcd by F.ck>b1y llto ge SeN>Ce$ LLC (FBS} Me -NYSE. SIPC (800} 54•-6666 lltok toge 3a:oun:.camod by N•tro<>Fmaf>CiaJ SeN>Ce$ UC (NFS}.Member NYSE, SIPC 1 of 12 MO.C27!>674720200S31

INVESTMENT REPORT May 1, 2020-May 31,2020 Portfolio Summary Accounts Included in This Report Account Number Page Account Type/Name Beginning Value Ending Value GENERAL INVESTMENTS FIDELITY ACCOUNT ZHIOIANG HAN AND JING WANG·WITH RIGHTS OF SURVIVORSHIP TOO 4 -954 6 FIDELITY® CASH MANAGEMENT ACCOUNT ZHIQIANG HAN AND JING WANG·-116 WITH RIGHTS OF SURVIVORSHIP TOO Ending Portfolio Value TotalPortfolio Trades Jun 2019 . May 2020: 1 "' tl) tl) tl) tl) "z'' r 0g co O...l a: I w u, a:::: 2of 12

INVESTMENT REPORT May 1, 2020-May 31, 2020 Portfolio Summary (contni ued! Income Summary Taxable Dividends lnlerest Total Top Holdings Description Percent of Portfolio Value $2-71.942 Portola Pharmaceuticals INC Com • - - Percent of I • Asset Cl ass Portfolo - I Domestic Stock Short Term Foreign Stock - • I I "' Total re 8 a> Q) IMPORTANT: If youhave any unseWed Irades pending, the asset a/localion presenled above may be materially impacted and, depending on the size and scope of such unsettled trades, rendered unreliable.Asset allocation includes Other Holcings and Assets Held Away when applic1. ble.Please note that. due to I'O<Jnding, percentages may not add to 100%. For further details. please see·Frequently Asked Questionsa· t Fidefty.com!Statements. "Q)' a> :z' r 0 0 m m 0:: Cil, w o, 0::;: 3 of 12

INVESTMENT REPORT May 1, 2020-May 31,2020 Account#lllllll954 ZHIQIANG HAN-JOINT WROS-TOO Account Summary Account Value: Account Holdings ... Change in Account Value Beginning Account Value Change in Investment Value • Ending Account Value Ending Account Value Ind.AI - Top Holdings - TotalAccount Trades Jun 2019-May 2020:1 Percent of Value Account Description Reflects apprecia on or depreciation of your holdings due to price changes. transactions from Other Activity In or Out and Multi-currency transactions. plus any distribution and income earnedduring the statement period. Portola Pharmaceuticals INC Com $21,899 • - "' Core Account and Credit Balance Cash Flow Core Account: FIDELITY GOVERNME NT MONEY MARKET Total - 0> Please note that. due to rounding, percentages may not add to tOO%. Beginning Balance Investment Activity "' Income Summary "' Interest & Other Income 0 "z'l J: 0 0 TotalInvestment Activity Ending Balance 0 Includes dividend reinvestments. Taxable Dividends "' .".'. a : Total Ol I w I ::: 4 ol12

INVESTMENT REPORT May 1, 2020-May 31, 2020 Account#lllllll954 ZHIQIANG HAN-JOINT WROS-TOO Holdings Core Account Unrealized Gain/Loss Beginning Market Value Price Per Unit Ending MarkelValue EAI($)1 Quantity Total Stocks Beginning MarkelValue May 1, 2020 Price Per Unit May 31,2020 Ending MarkelValue May 31, 2020 Unrealized Gain/Loss May 31,2020 EAI($)1 EY ( !.) Quantity May 31, 2020 Total Cost Basis Description Common Stock COM (PTLA) I --------- -------------------------TotalHoldings All positions held in cash account unless indicated otherwise. EAJ Estimated Annual Income (EAI) & Estimated Yield (EYJ· EAI is an estimate of annual income tor a specific security position over the next rolling 12 months. EAI may be negative on short & EY positions. EY is calculated by drvicing the current EAI tor a security position by its statement closing date marl<et value.EAI and EY are estimates only and may include return of principal and/or capital gains, which would render them overstated. Actual income and yield might be lower or higher than the estimated amounts. For calculation details, refer to the "Additional Information and Endnotes·section. Total Cost Basis does not include the cost basis on core. money marl<et or other positions where cost basis is unknown or not app6cable. 5 of 12 ------------------------------------------------

INVESTMENT REPORT May 1,2020 · May 31,2020 Account#lllllll116 ZHIQIANG HAN • JOINT WROS • TOO Account Summary Account Holdings Account Value: Change in Account Value Beginning Account Value Additions Deposits Subtractions Withdrawals Transaction Costs,Fees & Charges Change In Investment Value • -. Top Holdings Percent of Value Account Description Ending Account Value Portola Pharmaceuticals INC Com $250,043 - Total Account Trades Jun 2019.May 2020:0 - !/) Reflects appreciation or depreciaoon of your holdings due to price changes. transactions from Other Activity In or Out and Multi-currency transacnons, plus any distribution and income earned during the statement period. re Total - Please note that. due to rounding, percentages may not add to 100%. Core Account and Credit Balance Cash Flow Core Account: FDIC INSURED DEPOSIT AT WELLS FARGO BK NOT COVERED BY SIPC ttl ttl ttl ttl This Period Year-to-Date ttl Income Summary z' J: Beginning Balance Investment Activity Securities Sold Interest & Other Income D 0 u ttl Taxable Interest ttl (.I.). a: Total al TotalInvestment Activity I w u, a: ::; 6 of 12

INVESTMENT REPORT May 1, 2020.May 31,2020 Account#lllllll116 ZHIQIANG HAN -JOINT WROS • TOO Realized Gains and Losses from Sales (May not reflect all gains and IO$SeS due to incomplete cost basis) Core Account and Credit Balance Cash Flow (continued) Core Account FDIC INSURED DEPOSIT AT WELLS FARGO BK NOT COVERED BY SIPC This Period Year-to-Date Cash Management Activity Deposits This Period Year-to-Date Net Long-tenn Gain/Loss Long-term Gain TotalCash Management Activity Ending Balance Net Gain/Loss 0 Includes dividend reinvestments. Holdings Core Account Price Stocks Beginning Market Value May 1,2020 Price Per Unit May 31,2020 Ending Market Value May 31,2020 Unrealized Gain/Loss May 31,2020 EAI($)1 EY(%) Quantity May 31,2020 Total Cost Basis Description Common Stock 7 ol12

INVESTMENT REPORT May 1,2020· May 31,2020 Account #lllllll116 ZHIQIANG HAN • JOINT WROS • TOO Holdings Stocks (continued) Beg inning Mrket Value 1,2020 Price Per Unit May 31,2020 Ending Market Value May 31,2020 Unrcalilcd Gain/loss Ma y 31,2020 Quantity May 31,2020 Total Cost B.lsis EAI($)/ Description Common Stock (continued) EY ) ======================= AD po!iltJOns held m cash account unless indlc;Jtcd otherwise. Total Cost Basis docs not mcludc tho cost basis oncore. money marl<et or other positions where cost basis rs unknown or not nppicnble. The staled Interest Rate is the mlerest rnte effective for Cash Balances in your FDICI·nsured Deposrt Sweep on the last day of the statement period. h Customers are responSible for monrloring their total assets at the Program Bank to deterrrine the extent of available FDIC insurance. Subject Jo the terms of the customer agreement. customers arc reminded that funds nro swept to a Program Bank the business day following the date that funds ilre credited to your account and until swept to a Progr.J m Bank.funds are covered by SIPC For oddrbonnl information, please see the FDIC.Insured Deposit Sweep Disclosures on Fidelrty.com. q "' Activity 8 "10' Securities Bought & Sold Settlement "' "z'' :x: Symbol/ CUSIP 737010108 Total Cost Basis $31.907.951 Transaction Cost -$0.40 Description You Sold Long-term toss: $14,118.35 Quantity ·1.000.000 Oat" 05115 Security Narno Price $17.79000 Amount PORTOLA PHARMACEUTICALSINC COM $17,789.60 "..'. a:. w· =< 8ol12

INVESTMENT REPORT May 1, 2020 .May 31, 2020 Account#lllllll116 ZHIQIANG HAN ·JOINT WROS • TOO Activity Dividends, Interest & Other Income (Includes dMdcnd reinvestment) Deposits Core Fund Activity For more mformo6on about the operation of your coro account. please refer to your Customer Agreement Cost basis and gain/loss information is provided as a service to our customers and Is based on standards for fl6ng US Federal Tax Rctums as determined by Fidelity. Th1s informabon 1S not mtended to address tax law or reportJng requirements appicable in your country of tax residence FIFO (F1rst·ln.F1rst·Out) w o, "' 9 of 12

INVESTMENT REPORT May 1, 2020 ·May 31,2020 Account#lllllll116 ZHIQIANG HAN • JOINT WROS • TOO Additional Information and Endnotes .,.. SunTrust Bank.a participating program bank in the FDIC-Insured Deposit Sweep program,was renamed Truist Bank. The FDIC-Insured Deposit Sweep Program places uninvested cash in participating program banks. where the deposit is eligibl e for FDIC insurance. We have changed the name of the bank in our systems on May B.2020.and account statements,bank li sts, and other FDIC-Insured Deposit Sweep Program documentation have been updated. You are not required to take any action. but you can view your Program Bank List at Fidelity.com. Log in to your account. click the "CORE·· link in the Positions tab.and then clck "View FDIC Program Banks." If you have any questions about this change. or if you would prefer not to allow deposits into Trust Bank and want to opt out of this bank. please call us at 600-343-3548. The Estimated Annual Income (EAI) and Estimated Yei ld (EY) values for foreign securities (stocks. ETFs. and mutual funds) in the Holdings and Estimated Cash Flow sections of your statements are inaccurate because they are based on dividend income paid in a foreign currency. If you own one of these foreign securities in your account(s) shown on this statement, please disregard this information. We are wort<ing to remove it. Due to current events, mail may be delayed by circumstances beyond our contro.l You can always view your statements and other documents online. Learn more about paperless options at www.Fideil ty.comtedelivery. .,.. .,.. Estimated AnnualIncome (EAI) & Estimated Yield (EY) · EAI for fixed income is calculated using the coupon rate. For all other securities.EAI is calculated using an indicated annualdividend (lAD).The tAD is an estimate of a security's divi dend payments for the next 12 months calculated based on prior and/or declared dividends for that security.EY reflects only the income generated by an investment and not changes in its price which may fluctuate. Interest and dividend rates are subject to change at any time and may be affected by current and future economic.politicaland business conditions. EAIand EY are provided for informationalpurposes only and should not be used or relied on for making investment, trading or tax decisions. EAIand EY are based on data obtained from information providers believed to be reliable.but no assurance can be made as to accuracy.timeliness or completeness. Please refer to the Help/Glossary on Fidelity.com for additionalinformation regarding these calculations. For more information about your statement.please refer to our Frequently Asked Questions document at Fidelity.com/statements . l!: "' "' "z'' :r 0 0 "' :;' a..:. iii, w I ::t 10of 12

Fidelity INVESTMENTS

Information About Your Fidelity Statement

TDD Service for the Hearing-Impaired Call 800-544-0118, 9 am - 9 pm ET, 7 days a week.
Lost or Stolen Cards For 24-Hour worldwide customer service, call 800-529-2164 for American Express or 800-323-5353 for Fidelity® Debit Card.
Additional Investments with Fidelity Make checks payable to Fidelity Investments. Include your account number on the check. For retirement and health savings accounts (HSA), designate in the memo field whether your contribution is for the current or prior year. Mail checks or other inquiries to: Fidelity Investments, P.O. Box 770001, Cincinnati, OH 45277-0003.
Income Summary Shows income by tax status for the statement and year-to-date periods. Except for interest income earned on, or distributed by, tax-exempt securities, Fidelity reports dividends and capital gains held in taxable accounts as taxable income. A portion of income reported as tax-exempt income may be subject to alternative minimum taxes and/or state and local taxes. In Traditional IRAs, Rollover IRAs, SEP-IRAs, SIMPLE IRAs and Keoghs, earnings are reported as tax-deferred income. In Roth IRAs and HSAs, earnings are reported as tax-exempt income as they may be federally tax-exempt if certain conditions are met.
Cost Basis, Gain/Loss, and Holding Period Information NFS is required to report certain cost basis and holding period information to the IRS on Form 1099-B. Unless otherwise specified, NFS applies the average cost method for open-end mutual funds and the first-in, first-out (FIFO) method for all other securities. Cost basis is adjusted for wash sales on securities with the same CUSIP held in the same account (unless your account receives mark-to-market reporting). Your statement may not reflect all adjustments required for tax purposes. Customers should consult their tax advisors for further information.
Cost Fidelity provides purchase cost information for securities held in retirement and HSA accounts. Such information may be adjusted for certain transactions and does not reflect dividends or capital gains reinvestments. Fidelity reports transaction profit or loss information when securities are sold within a retirement or HSA account. Transaction profit or loss is calculated by subtracting purchase cost from sales proceeds using the FIFO method if shares were purchased at different times or prices. **Statement Mailing** We deliver statements at least four times during the calendar year for any account with a balance.
Statement Discrepancies Please review your statement and report any inaccuracies or discrepancies. Inquiries, concerns or questions regarding your brokerage account or the activity therein should be directed to FBS by calling 800-544-6666, and NFS, who carries your brokerage accounts, by calling 866-408-1138. Any oral communications regarding inaccuracies or discrepancies should be reconfirmed in writing to protect your rights, including those under the Securities Investor Protection Act (SIPA).
Material Changes Please advise us of material changes in your investment objectives or financial situation related to your brokerage account(s).
Mutual Funds and Performance Before investing, consider the funds' investment objectives, risks, charges and expenses. Contact Fidelity for a prospectus containing this information. Read it carefully. Performance data shown represents past performance and is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit Fidelity.com/performance for most recent month-end performance.
Sales Loads & Fees Each fund reserves the right to terminate or modify its exchange privilege in the future. In connection with (i) access to, purchase or redemption of, and/or maintenance of positions in mutual funds and other investment products ("funds") or (ii) infrastructure needed to support such funds, some funds, or their investment affiliates, pay FBS and/or NFS sales loads and 12b-1 fees described in the prospectus as well as additional compensation for shareholder services, start-up fees, infrastructure support and maintenance, and other programs. Additional information about the source(s) and amount(s) of compensation as well as other remuneration received by FBS or NFS will be furnished to you upon written request. At the time you purchase shares of funds those shares will be assigned either a load, transaction fee (TF) or no transaction fee (NTF) status. When you subsequently sell those shares, any fees applicable to your transaction will be assessed based on the status assigned to the shares at the time of purchase.

Additional Information About Your Brokerage Account, If Applicable

Free credit balances (FCB) are funds payable to you on demand. FCB are subject to open commitments such as uncleared checks and exclude proceeds from sales of certificated securities without delivery of the certificate. If your FCB is swept to a core position, you can liquidate the core position and have the proceeds sent to you or held in your account subject to the terms of your account agreement. Required rule 10b-10(a) information not contained herein will be provided on written request. Fidelity may use this free credit balance in connection with its business, subject to applicable law. **Assets Separate from Your Brokerage Account** Only securities in the margin portion of your brokerage account contribute to margin and maintenance requirements. Other Assets, which may be reported on your statement, including insurance products that are distributed by FBS and Fidelity Insurance Agency, Inc. and mutual fund only accounts held directly with the fund (Fidelity Mutual Fund Accounts) are not carried by NFS, not covered by the Securities Investor Protection Corporation (SIPC) and do not count toward your margin and maintenance requirements. Assets held in brokerage accounts managed by Fidelity Personal and Workplace Advisors LLC (FPWA) are carried by NFS and covered by SIPC but do not contribute to your margin and maintenance requirements. **Short Account Balances** Securities sold short are held in a segregated short account. These securities are marked-to-market for margin purposes, and any increase or decrease from the previous week's value is transferred weekly to your margin account. Fidelity represents your short account balance as of the last weekly mark-to-market, not as of the statement end date. **Information About Your Option Transactions** Each transaction confirmation previously delivered to you contains full information about commissions and other charges, and such information is available promptly upon request. Assignments of American and European-style options are allocated among customer short positions pursuant to a random allocation procedure, a description is available upon request. Short positions in American-style options are liable for assignment anytime. The writer of a European-style option is subject to exercise assignment only during the exercise period. For more information, please call Fidelity at 800-544-6666. **Equity Dividend Reinvestment** Shares credited to your account resulted from transactions by FBS acting as agent for your account, or the Depository Trust Company (DTC). **Price Information/Total Market Value** The Total Market Value has been calculated out to 9 decimal places; however, the individual unit price is displayed in 5 decimal places. The Total Market Value represents prices obtained from various sources, may be impacted by the frequency with which such prices are reported and such prices are not guaranteed. Prices received from pricing vendors are generally based on current market quotes, but when such quotes are not available the pricing vendors use a variety of techniques to estimate value. These estimates, particularly for fixed income securities, may be based on certain minimum principal amounts (e.g. $1 million) and may not reflect all of the factors that affect the value of the security, including liquidity risk. The prices provided are not firm bids or offers. Certain securities may reflect N/A or unavailable where the price for such security is generally not available from a pricing source. The Market Value of a security, including those priced at par value, may differ from its purchase price and may not closely reflect the value at which the security may be sold or purchased based on various market factors. The sale or redemption of any fixed income security prior to maturity may result in a loss. Prices for Certificates of Deposits (CDs) on your statement are generally estimates and are not based on actual market prices. The secondary market for CDs is generally illiquid. You should always request a current valuation for your securities prior to making a financial decision or placing an order.
Executing Orders on the Floor of the NYSE The Floor broker may permit the Designated Market Maker to trade on parity with the order for some or all of the executions associated with filling that order, where such permission would not be inconsistent with the broker's best execution obligations.
SIPC Securities in accounts carried by NFS, a Fidelity Investments company, are protected in accordance with the SIPC up to $500,000 (including cash claims limited to $250,000). For details, including the SIPC brochure, please see www.sipc.org or call 1-202-371-8300. NFS has arranged for additional protection for cash and covered securities to supplement its SIPC coverage. Neither coverage protects against a decline in the market value of securities.
Fidelity Investments Fidelity Distributors Company LLC (FDC) is the distributor for Fidelity Funds with marketing and shareholder services provided by FBS or NFS. **Brokerage services are provided by FBS, which clears all transactions through its affiliate, NFS. NFS carries all brokerage accounts. FBS and NFS are members of the NYSE and SIPC.** Upon written request, Fidelity will mail an NFS financial statement, which is also available for inspection at its office. Fidelity Investments (with pyramid logo) is a trademark of FMR LLC.
FPWA Services Fidelity Go®, Fidelity® Personalized Planning & Advice and Fidelity® Strategic Disciplines are advisory services offered by FPWA, a registered investment adviser. Fidelity® Strategic Disciplines includes the Breckinridge Intermediate Municipal Strategy, the Fidelity® Equity-Income Strategy, the Fidelity® Tax-Managed U.S. Equity Index Strategy, the Fidelity® U.S. Large Cap Equity Strategy, the Fidelity® International Equity Strategy, the Fidelity® Tax-Managed International Equity Index Strategy, the Fidelity® Intermediate Municipal Strategy and the Fidelity® Core Bond Strategy. Fidelity® Wealth Services are advisory services offered by FPWA or Fidelity Personal Trust Company, FSB (FPTC), a federal savings bank. Nondeposit investment products and trust services offered by FPTC and its affiliates are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency, are not obligations of any bank, and are subject to risk, including possible loss of principal. **These advisory services are provided for a fee.** FBS, NFS, FDC, FPWA and FPTC are direct or indirect subsidiaries of FMR LLC.
Ratings Information from Standard & Poors ("S&P") may not be reproduced. S&P credit ratings are statements of opinion and are not statements of fact or recommendations to purchase, hold, or sell securities, nor do they address the suitability of securities for investment purposes, and should not be relied on as investment advice. S&P does not guarantee the accuracy, completeness, timeliness or availability of any information, including ratings, and is not responsible for errors or omissions (negligent or otherwise). S&P gives no express or implied warranties, including but not limited to any warranties of merchantability or fitness for a particular purpose or use. S&P shall not be liable for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including lost income or profits and opportunity costs) in connection with any use of ratings.
Miscellaneous Mutual fund shares, other securities held in your account, and insurance products are neither deposits nor obligations of, nor endorsed or guaranteed by, any bank or other depositing institution, nor are they federally insured by the FDIC or any other agency. If you request a reprint of your statement, the disclosure information may not be the same as the information originally provided. To confirm that an authorized, direct deposit has been made to your Fidelity Account or Fidelity Mutual Fund Account, call Fidelity at 1-800-544-5555.

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